Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Faisal Qadir 608-278-6207

Spectrum Brands Holdings Reports Fiscal 2022 Third Quarter Results

•Progress on Strategic Objective of Creating a Pure Play Global Pet Care and Home and Garden Company:
◦Confident and Committed to Closing the Sale of HHI to ASSA ABLOY for $4.3 Billion and Continued Work to Complete the Transaction
◦Completed the Internal Separation of its Home & Personal Appliances Business for a Potential Spin or Other Transaction
•Financial Results:
◦Net Sales Increased 10.0% and Organic Net Sales Increased 4.4% Despite Customer Ordering Unpredictability and Consumer Demand Softening
◦Realized Net Income from Continuing Operations of $3.0 Million and Adjusted EBITDA Declined to $80.1 Million, Attributable to Lower Volume, Unfavorable Impact of Foreign Exchange and Higher Transaction and Restructuring Costs as Increased Supply Chain Cost was Partially Offset by Cost Reduction Actions
•In Light of Shifting Consumer Dynamics and Related Retailer Order Patterns:
◦Pivoted the Company’s Operating Strategy to Reduce Inventory Levels and Run Operations to Maximize Cash Flow
◦Implemented Pricing Actions to Offset the Majority of Currently Projected Inflationary Increases of $290-$310 Million
◦Reduced Short-Term Spending, and Eliminated 17% of Global Salaried Positions Saving Over $30 Million Annually
◦Changing Its Fiscal 2022 Earnings Framework to Mid-Single Digit Top Line Growth With Mid-Twenties EBITDA Decline Over the Prior Year
•Continues to Believe that the Company has an Earnings Power of Over $400 Million of Adjusted EBITDA for Continuing Operations

Middleton, WI, August 12, 2022 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the third quarter of fiscal 2022 ended July 3, 2022.

"On the strategic side, we continue to execute on our objective to close the $4.3 billion sale of our HHI business to ASSA ABLOY as both parties remain confident and committed to closing this transaction. We have also accelerated integration of Tristar into our Home and Personal Care Appliances business, renamed that business "Empower Brands" and recently completed the carve out work necessary to separate this business. These actions further our strategic objectives of recasting our company into a
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pure play Global Pet Care and Home and Garden company. On the operations side, we delivered top-line growth this quarter despite some challenging customer dynamics. We entered the third quarter with optimism after implementing the necessary pricing actions to restore our margin structure. However, during the quarter our retail partners experienced rapidly changing consumer behavior as well as reduced foot traffic in home center channels while their inventory levels were 30-40 percent higher than a year ago levels. Additionally, we continued to experience challenging weather conditions in our Home & Garden business, which negatively impacted consumer demand and retailer replenishment. The unprecedented negative demand shocks and the unfavorable weather conditions materially reduced our planned sales for the quarter and led to our own inventory levels being higher than expected. This in turn led to higher demurrage, detention and storage costs in the short-term that further pressured our margins in the quarter," said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

"Given these drastic changes in the operating environment, we pivoted our operating strategy to reduce our own inventory levels and run the operations to maximize cash flow over earnings, despite the negative impact it has on margins in the short term. We have also taken swift actions to eliminate 17% of our global salaried positions during the quarter that will drive over $30 million in annualized savings. Given our third quarter results and our short term focus on maximizing cash flow over earnings, we are updating our 2022 earnings framework. We are now expecting mid-single digits sales growth with mid-twenties EBITDA decline for the full year of fiscal 22. Despite these near-term headwinds, our businesses remain competitively positioned and we continue to believe that the Company has an earnings power of over $400 million of Adjusted EBITDA for our continuing operations," said Mr. Maura.
Fiscal 2022 Third Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	July 3, 2022	July 4, 2021	Variance
Net sales	$818.0	$743.8	$74.2	10.0%
Gross profit	276.0	262.6	13.4	5.1%
Operating income	38.7	29.9	8.8	29.4%
Net income (loss) from continuing operations	3.0	(1.9)	4.9	n/m
Diluted earnings per share from continuing operations	$0.07	$(0.04)	$0.11	n/m
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$80.1	$99.4	$(19.3)	(19.4)%
Adjusted EPS from continuing operations	$0.54	$0.72	$(0.18)	(25.0)%
n/m = not meaningful
•Net sales increased 10.0%. Excluding the impact of $29.5 million of unfavorable foreign exchange rates and acquisition sales of $71.3 million, organic net sales increased 4.4% from pricing actions related to inflationary costs and improved fulfillment despite reduced consumer POS, high retail inventory levels and replenishment order headwinds.
•Gross profit margin declined 160 basis points from a year ago as pricing now exceeds inflation dollars but not covering margin percent, as well as increased supply chain costs from higher inventory and continued supply chain challenges.
•Operating income increased from a $25.0 million gain on contingent consideration liability associated with the Tristar Business acquisition offset by the gross profit margin decline, higher distribution costs, and increased investment in restructuring, optimization and strategic transaction initiatives.
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•Net income and diluted earnings per share increases were primarily driven by the increase in operating income.
•Adjusted EBITDA decreased 19.4% and adjusted EBITDA margin decreased 360 basis points attributable to the decrease in volume and higher supply chain costs.
•Adjusted diluted EPS decreased to $0.54 per share due to lower Adjusted EBITDA.
Fiscal 2022 Third Quarter Segment Level Data
Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	July 3, 2022	July 4, 2021	Variance
Net sales	$329.3	$274.4	$54.9		20.0%
Operating income (loss)	14.4	(2.4)	16.8		n/m
Operating income (loss) margin	4.4%	(0.9)%	530	bps
Adjusted EBITDA	$3.6	$11.8	$(8.2)		(69.5)%
Adjusted EBITDA margin	1.1%	4.3%	(320)	bps
n/m = not meaningful
The increase in net sales was primarily driven by acquisition sales from the home appliances and cookware business from Tristar Products, Inc. (the "Tristar Business") of $65.8 million with significant unfavorable foreign currency impact of $17.8 million. Excluding acquisition sales and unfavorable exchange impacts, organic net sales increased 2.5% mainly driven by favorable impact of price increases. Continued momentum resulting in double digit growth in garment care and growth in personal care appliances categories more than offset the decline in small kitchen appliances categories.
The increase in operating income and margin was driven by the recognition of a $25.0 million gain for the contingent consideration liability associated with the Tristar Business acquisition offset by incremental restructuring and integration related costs. The reduction in adjusted EBITDA and margins was driven by unfavorable foreign currency and incremental distribution and inventory management costs due to continued supply chain challenges.
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Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	July 3, 2022	July 4, 2021	Variance
Net sales	$290.2	$257.3	$32.9		12.8%
Operating income	19.9	27.8	(7.9)		(28.4)%
Operating income margin	6.9%	10.8%	(390)	bps
Adjusted EBITDA	$40.9	$49.2	$(8.3)		(16.9)%
Adjusted EBITDA margin	14.1%	19.1%	(500)	bps
The increase in net sales was driven by positive pricing adjustments on inflationary costs as well as improving product availability and fulfillment compared to prior year supply chain challenges. Strong performance in companion animal consumables was offset by softness in aquatics systems and equipment. European sales were adversely impacted by unfavorable foreign exchange rates. Adjusted for unfavorable foreign currency, European sales were flat to prior year despite pressure on consumers from high inflation and impact of the Russia/Ukraine conflict. Overall, organic net sales increased 17.3%, excluding unfavorable foreign exchange impacts of $11.7 million.

Lower operating income, adjusted EBITDA, and margins were driven by unfavorable foreign currency and product mix. There were also increased distribution center investments as the distribution footprint was expanded to support higher inventory to continue to drive customer fill rates. Pricing is now nearly offsetting increased freight and input cost inflation, which was in line with expectation. All planned price increases were implemented by the middle of the third quarter. At this point, price is covering against all current inflationary cost increases and these costs are expected to stabilize.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	July 3, 2022	July 4, 2021	Variance
Net sales	$198.5	$212.1	$(13.6)		(6.4)%
Operating income	36.2	41.7	(5.5)		(13.2)%
Operating income margin	18.2%	19.7%	(150)	bps
Adjusted EBITDA	$42.8	$53.4	$(10.6)		(19.9)%
Adjusted EBITDA margin	21.6%	25.2%	(360)	bps
The net sales decrease was primarily driven by unfavorable weather conditions across the U.S. with a cold, wet start to the quarter and drought conditions during late quarter. Adverse weather conditions drove reduction in category POS and reduced retailer replenishment, most significantly with the repellent product category. The volume decline was partially offset by positive price increases and Rejuvenate acquisition sales of $5.5 million. Organic net sales decreased 9.0% excluding the impact of acquisition sales.
Operating income, adjusted EBITDA and margins decreases were driven by the reduced volumes, related absorption loses and unfavorable product mix. Higher freight and input cost inflation was in line with expectations and were more than offset by the impact of pricing actions in place by the end of the second quarter.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
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Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, August 12, 2022. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com. Participants may register here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.
A replay of the live broadcast will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $248 million and approximately $3,261 million of debt outstanding, consisting of approximately $1,996 million of senior unsecured notes, $1,170 million of term loans and revolver draws and approximately $95 million of capital leases and other obligations.
Proforma net leverage at the end of the third quarter was 5.4 times, compared to 5.2 times at the end of the previous quarter.
Fiscal 2022 Earnings Framework
Although the business sales mix is expected to shift sequentially, in aggregate the fourth quarter EBITDA is expected to remain relatively flat to third quarter and prior year fourth quarter EBITDA. The fourth quarter top line is now expected to grow mid-single digit over prior year. This implies mid-single digit top line growth with mid-twenties EBITDA decline for the fiscal year 22.
From a capital structure perspective, the Company is reiterating a long-term net leverage target ratio of 2.0 - 2.5 times after full deployment of HHI proceeds.
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About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, Spectrum Brands offers a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black+Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Management believes that certain non-GAAP financial measures may be useful in providing additional meaningful comparisons between current results and results in prior periods. Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions. In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin. Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining compliance with the Company’s debt covenants. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
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Forward-Looking Statements

We have made, implied or incorporated by reference certain forward-looking statements in this document. All statements, other than statements of historical facts included or incorporated by reference in this document, without limitation, statements or expectations regarding our business strategy, future operations, financial condition, estimated revenues, projected costs, earnings power, projected synergies, prospects, plans and objectives of management, information concerning expected actions of third parties are forward-looking statements. When used in this document, the words future, anticipate, pro forma, seeks, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are also intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Since these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:
(1) the COVID-19 pandemic, economic, social and political conditions or civil unrest, terrorist attacks, acts of war, natural disasters, other public health concerns or unrest in international markets impacting our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets, and our financial condition, and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (2) the impact of a number of local, regional and global uncertainties that could negatively impact our business, including: reduced market growth rates; increased inflation rates and cost of goods; increased fuel and employee costs; higher interest rates; tighter credit markets; changes in government policies, including the imposition of tariffs or import costs; the deterioration of economic relations between countries or regions; the escalation or continuation of armed conflict, hostilities or economic sanctions between countries or regions, and continued supply chain challenges; (3) the negative effect of the armed conflict between Russia and Ukraine and its impact on those regions and surrounding regions, including on our operations and on those of our customers, suppliers, and other stakeholders; (4) our increased reliance on third-party partners, suppliers, and distributors to achieve our business objectives; (5) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (6) the impact of our indebtedness on our business, financial condition, and results of operations; (7) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (8) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (9) the effects of general economic conditions, including the impact of, and changes to tariffs and trade policies, inflation, recession or fears of a recession, depression or fears of a depression, labor costs, and stock market volatility or monetary or fiscal policies in the countries where we do business; (10) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (11) interest rate and exchange rate fluctuations; (12) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (13) competitive promotional activity or spending by competitors, or
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price reductions by competitors; (14) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (15) the impact of actions taken by significant stockholders; (16) changes in consumer spending preferences and demand for our products, particularly in light of economic stress and the COVID-19 pandemic; (17) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (18) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations), and cost savings; (19) the seasonal nature of sales of certain of our products; (20) the impact weather conditions may have on the sales of certain of our products; (21) the effects of climate change and unusual weather activity as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals; (22) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health, and consumer protection regulations); (23) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (24) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (25) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (26) changes in accounting policies applicable to our business; (27) our discretion to conduct, suspend or discontinue our share repurchase program (including our discretion to conduct purchases, if any, in a variety of manners including open-market purchases or privately negotiated transactions); (28) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (29) our ability to consummate the announced Hardware and Home Improvement ("HHI") divestiture on the expected terms and within the anticipated time period, or at all, which is dependent on the parties' ability to satisfy certain closing conditions and our ability to realize the benefits of the transaction, including reducing the leverage of the Company, invest in the organic growth of the Company, fund any future acquisitions, return capital to shareholders, and/or maintain its quarterly dividends; (30) the risk that regulatory approvals that are required to complete the proposed HHI divestiture may not be realized, may take longer than expected or may impose adverse conditions; (31) our ability to successfully integrate the Tristar Business into the Company's Home and Personal Care business and realize the benefits of this acquisition; (32) our ability to separate the Company's Home and Personal Care business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (33) our ability to create a pure play consumer products company composed of our Global Pet Care and Home & Garden business and to realize the expected benefits of such creation, and within anticipated time period, or at all; (34) our ability to successfully implement further acquisitions or dispositions and the impact of any such transactions on our financial performance; (35) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (36) the impact of economic, social and political conditions or civil unrest in the U.S. and other countries.
Some of the above-mentioned factors are described in further detail in the sections entitled “Risk Factors” in our annual and quarterly reports, as applicable. You should assume the information appearing in this document is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since such date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the United States Securities and Exchange Commission, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or
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otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

# # #
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
(in millions, except per share amounts)	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Net sales	$818.0	$743.8	$2,383.0	$2,240.3
Cost of goods sold	542.0	481.2	1,632.1	1,463.9
Gross profit	276.0	262.6	750.9	776.4
Selling	161.9	136.0	457.9	372.6
General and administrative	94.3	88.9	289.3	280.5
Research and development	6.1	7.8	22.0	22.2
Gain from contingent consideration liability	(25.0)	—	(25.0)	—
Total operating expenses	237.3	232.7	744.2	675.3
Operating income	38.7	29.9	6.7	101.1
Interest expense	26.0	20.4	72.4	96.4
Other non-operating expense (income), net	7.7	1.4	7.4	(9.8)
Income (loss) from continuing operations before income taxes	5.0	8.1	(73.1)	14.5
Income tax expense (benefit)	2.0	10.0	(20.8)	5.3
Net income (loss) from continuing operations	3.0	(1.9)	(52.3)	9.2
Income from discontinued operations, net of tax	29.9	32.6	109.8	130.1
Net income	32.9	30.7	57.5	139.3
Net income from continuing operations attributable to non-controlling interest	—	—	—	0.1
Net income (loss) from discontinued operations attributable to non-controlling interest	0.2	—	0.7	(0.2)
Net income attributable to controlling interest	$32.7	$30.7	$56.8	$139.4
Amounts attributable to controlling interest
Net income (loss) from continuing operations attributable to controlling interest	$3.0	$(1.9)	$(52.3)	$9.1
Net income from discontinued operations attributable to controlling interest	29.7	32.6	109.1	130.3
Net income attributable to controlling interest	$32.7	$30.7	$56.8	$139.4
Earnings Per Share
Basic earnings per share from continuing operations	$0.07	$(0.04)	$(1.28)	$0.21
Basic earnings per share from discontinued operations	0.73	0.76	2.67	3.06
Basic earnings per share	$0.80	$0.72	$1.39	$3.27
Diluted earnings per share from continuing operations	$0.07	$(0.04)	$(1.28)	$0.21
Diluted earnings per share from discontinued operations	0.73	0.76	2.67	3.04
Diluted earnings per share	$0.80	$0.72	$1.39	$3.25
Weighted Average Shares Outstanding
Basic	40.8	42.6	41.0	42.7
Diluted	41.0	42.6	41.0	42.9
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Nine Month Periods Ended
(in millions)	July 3, 2022	July 4, 2021
Cash flows from operating activities
Net cash used by operating activities from continuing operations	$(180.8)	$(72.6)
Net cash provided by operating activities from discontinued operations	42.4	81.5
Net cash (used) provided by operating activities	(138.4)	8.9
Cash flows from investing activities
Purchases of property, plant and equipment	(45.3)	(26.2)
Proceeds from disposal of property, plant and equipment	0.1	—
Business acquisitions, net of cash acquired	(272.1)	(429.5)
Proceeds from sale of equity investment	—	73.1
Other investing activity	(0.1)	(0.4)
Net cash used by investing activities from continuing operations	(317.4)	(383.0)
Net cash used by investing activities from discontinued operations	(18.0)	(17.1)
Net cash used by investing activities	(335.4)	(400.1)
Cash flows from financing activities
Payment of debt	(9.8)	(884.2)
Proceeds from issuance of debt	775.0	997.0
Payment of debt issuance costs	(7.6)	(12.6)
Payment of contingent consideration	(1.9)	—
Treasury stock purchases	(134.0)	(52.5)
Dividends paid to shareholders	(51.5)	(53.6)
Share based award tax withholding payments, net of proceeds upon vesting	(24.5)	(7.2)
Other financing activity	—	0.3
Net cash provided (used) by financing activities from continuing operations	545.7	(12.8)
Net cash used by financing activities from discontinued operations	(2.7)	(2.4)
Net cash provided (used) by financing activities	543.0	(15.2)
Effect of exchange rate changes on cash and cash equivalents	(11.5)	5.0
Net change in cash, cash equivalents and restricted cash in continuing operations	57.7	(401.4)
Cash, cash equivalents, and restricted cash, beginning of period	190.0	533.8
Cash, cash equivalents, and restricted cash, end of period	$247.7	$132.4
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	July 3, 2022	September 30, 2021
Assets
Cash and cash equivalents	$247.6	$187.9
Trade receivables, net	306.5	248.4
Other receivables	80.0	63.7
Inventories	817.3	562.8
Prepaid expenses and other current assets	46.9	40.8
Current assets of business held for sale	1,899.8	1,810.0
Total current assets	3,398.1	2,913.6
Property, plant and equipment, net	260.9	260.2
Operating lease assets	87.3	56.5
Deferred charges and other	73.9	38.8
Goodwill	959.3	867.2
Intangible assets, net	1,232.6	1,204.1
Total assets	$6,012.1	$5,340.4
Liabilities and Shareholders' Equity
Current portion of long-term debt	$12.1	$12.0
Accounts payable	506.5	388.6
Accrued wages and salaries	28.1	67.4
Accrued interest	36.3	29.9
Other current liabilities	234.3	211.9
Current liabilities of business held for sale	460.3	454.3
Total current liabilities	1,277.6	1,164.1
Long-term debt, net of current portion	3,209.6	2,494.3
Long-term operating lease liabilities	59.9	44.5
Deferred income taxes	72.6	59.5
Other long-term liabilities	80.2	99.0
Total liabilities	4,699.9	3,861.4
Shareholders' equity	1,306.1	1,471.9
Non-controlling interest	6.1	7.1
Total equity	1,312.2	1,479.0
Total liabilities and equity	$6,012.1	$5,340.4
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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three and nine month periods ended July 3, 2022 and July 4, 2021:

	Three Month Periods Ended				Nine Month Periods Ended
(in millions, except %)	July 3, 2022	July 4, 2021	Variance		July 3, 2022	July 4, 2021	Variance
HPC	$329.3	$274.4	$54.9	20.0%	$1,025.2	$950.8	$74.4	7.8%
GPC	290.2	257.3	32.9	12.8%	887.5	826.3	61.2	7.4%
H&G	198.5	212.1	(13.6)	(6.4)%	470.3	463.2	7.1	1.5%
Net Sales	$818.0	$743.8	74.2	10.0%	$2,383.0	$2,240.3	142.7	6.4%
We define organic net sales as reported net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following is a reconciliation of reported sales to organic sales for the three and nine month period ended July 3, 2022 compared to reported net sales for the three and nine month periods ended July 4, 2021:

	July 3, 2022
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales July 4, 2021	Variance
HPC	$329.3	$17.8	$347.1	$(65.8)	$281.3	$274.4	$6.9	2.5%
GPC	290.2	11.7	301.9	—	301.9	257.3	44.6	17.3%
H&G	198.5	—	198.5	(5.5)	193.0	212.1	(19.1)	(9.0)%
Total	$818.0	$29.5	$847.5	$(71.3)	$776.2	$743.8	32.4	4.4%

	July 3, 2022
Nine Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales July 4, 2021	Variance
HPC	$1,025.2	$34.2	$1,059.4	$(101.6)	$957.8	$950.8	$7.0	0.7%
GPC	887.5	19.5	907.0	(8.8)	898.2	826.3	71.9	8.7%
H&G	470.3	—	470.3	(26.6)	443.7	463.2	(19.5)	(4.2)%
Total	$2,383.0	$53.7	$2,436.7	$(137.0)	$2,299.7	$2,240.3	59.4	2.7%

Page 13 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP metric used by management that we believe provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense from intangible assets from net income. Adjusted EBITDA further excludes the following:
•Stock based compensation costs consist of costs associated with long-term incentive compensation arrangements that generally consist of non-cash, stock-based compensation. During the nine month period ended July 4, 2021 compensation costs included incentive bridge awards previously issued due to changes in the Company’s Long-Term Incentive Plan that allowed for cash based payment upon employee election but do not qualify for shared-based compensation, which were fully vested in November 2020;
•Incremental amounts attributable to strategic transactions and business development initiatives including, but not limited to, the acquisition or divestitures of a business, costs to effect and facilitate a transaction, including such cost to integrate or separate the respective business. These amounts are excluded from our performance metrics as they are reflective of incremental investment by the Company towards business development activities, incremental costs attributable to such transactions and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Incremental amounts realized towards restructuring and optimization projects including, but not limited to, costs towards the development and implementation of strategies to optimize operations and improve efficiency, reduce costs, increase revenues, increase or maintain our current profit margins, including recognition of one-time exit or disposal costs. These amounts are excluded from our ongoing performance metrics as they are reflective of incremental investment by the Company towards significant initiatives controlled by management, incremental costs directly attributable to such initiatives, indirect impact or disruption to operating performance during implementation, and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, transition services agreements, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations;
•Non-cash purchase accounting adjustments recognized in earnings from continuing operations subsequent to an acquisition, including, but not limited to, the costs attributable to the step-up in inventory value and the incremental value in operating lease assets with below market rent, among others;
•Non-cash gain from the reduction in the contingent consideration liability recognized during the three and nine month periods ended July 3, 2022 associated with the Tristar Business acquisition;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company's investment in Energizer common stock during the nine month period ended July 4, 2021 with such remaining shares sold in January 2021;
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the nine month period ended July 4, 2021 and the subsequent remeasurement during the nine month period ended July 3, 2022;
•Proforma adjustment for operating losses of the Company's in-country Russia operations that were directly attributable to the Company's closing initiatives in Russia and constraints applied to the in-country commercial operations resulting in a substantial decrease to in-country sales and incremental operating losses being realized;
•Realized gain from early settlement on certain cash flow hedges in our EMEA region prior to their stated maturity during the three and nine month periods ended July 3, 2022 due to change in the Company's legal entity organizational structure and forecasted purchasing strategy of HPC finished goods inventory within the region; and
•Other adjustments are primarily attributable to (1) costs associated with Salus as they are not considered a component of the continuing commercial products company and (2) other key executive severance related costs.
Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales for the respective periods.

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SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three month period ended July 3, 2022.

(in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$12.6	$18.8	$36.3	$(64.7)	$3.0
Income tax expense	—	—	—	2.0	2.0
Interest expense	—	—	—	26.0	26.0
Depreciation	2.9	4.0	1.8	3.6	12.3
Amortization	4.7	5.6	2.8	—	13.1
EBITDA	20.2	28.4	40.9	(33.1)	56.4
Share based compensation	—	—	—	(0.7)	(0.7)
Tristar acquisition and integration	5.6	—	—	—	5.6
Armitage integration	—	0.1	—	—	0.1
Omega integration	—	0.1	—	—	0.1
HHI divestiture	—	—	—	0.6	0.6
HPC separation initiatives	—	—	—	10.7	10.7
Coevorden operations separation	—	1.9	—	—	1.9
Fiscal 2022 restructuring	3.7	3.1	0.6	0.7	8.1
Global ERP transformation	—	—	—	3.4	3.4
GPC distribution center transition	—	8.4	—	—	8.4
Global productivity improvement program	0.5	0.2	—	0.5	1.2
HPC brand portfolio transitions	0.3	—	—	—	0.3
Russia closing initiatives	1.4	(1.4)	—	—	—
Other project costs	0.4	0.1	—	3.6	4.1
Unallocated shared costs	—	—	—	7.0	7.0
Non-cash purchase accounting adjustments	4.3	—	—	—	4.3
Gain from contingent consideration liability	(25.0)	—	—	—	(25.0)
Proforma in-country Russia operations	0.4	—	—	—	0.4
Gain on early settlement of cash flow hedges	(8.2)	—	—	—	(8.2)
Salus and other	—	—	1.3	0.1	1.4
Adjusted EBITDA	$3.6	$40.9	$42.8	$(7.2)	$80.1
Net sales	$329.3	$290.2	$198.5	$—	$818.0
Adjusted EBITDA margin	1.1%	14.1%	21.6%	—	9.8%

Page 15 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three month period ended July 4, 2021.

(in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net (loss) income from continuing operations	$(2.7)	$27.2	$41.7	$(68.1)	$(1.9)
Income tax expense	—	—	—	10.0	10.0
Interest expense	—	—	—	20.4	20.4
Depreciation	3.4	4.1	1.7	3.6	12.8
Amortization	8.3	6.3	2.8	—	17.4
EBITDA	9.0	37.6	46.2	(34.1)	58.7
Share based compensation	—	—	—	7.7	7.7
Rejuvenate acquisition and integration	—	—	5.8	—	5.8
Armitage integration	—	1.0	—	—	1.0
HPC separation initiatives	—	—	—	(0.5)	(0.5)
Coevorden operations separation	—	2.9	—	—	2.9
Global ERP transformation	—	—	—	0.9	0.9
GPC distribution center transition	—	7.7	—	—	7.7
Global productivity improvement program	2.1	—	—	2.7	4.8
Other project costs	0.7	—	0.1	1.6	2.4
Unallocated shared costs	—	—	—	6.7	6.7
Non-cash purchase accounting adjustments	—	—	1.3	—	1.3
Adjusted EBITDA	$11.8	$49.2	$53.4	$(15.0)	$99.4
Net Sales	$274.4	$257.3	$212.1	$—	$743.8
Adjusted EBITDA margin	4.3%	19.1%	25.2%	—	13.4%

Page 16 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) to adjusted EBITDA and adjusted EBITDA margin for the nine month period ended July 3, 2022.

(in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$12.7	$49.1	$50.7	$(164.8)	$(52.3)
Income tax benefit	—	—	—	(20.8)	(20.8)
Interest expense	—	—	—	72.4	72.4
Depreciation	9.2	11.1	5.4	10.9	36.6
Amortization	14.2	17.1	8.6	—	39.9
EBITDA	36.1	77.3	64.7	(102.3)	75.8
Share based compensation	—	—	—	11.4	11.4
Tristar acquisition and integration	20.0	—	—	—	20.0
Rejuvenate integration	—	—	7.0	—	7.0
Armitage integration	—	1.4	—	—	1.4
Omega integration	—	1.5	—	—	1.5
HHI divestiture	—	—	—	6.1	6.1
HPC separation initiatives	—	—	—	15.4	15.4
Coevorden operations separation	—	7.3	—	—	7.3
Fiscal 2022 restructuring	3.7	3.1	0.6	0.7	8.1
Global ERP transformation	—	—	—	9.4	9.4
GPC distribution center transition	—	28.3	—	—	28.3
Global productivity improvement program	2.5	0.9	—	1.8	5.2
HPC brand portfolio transitions	0.3	—	—	—	0.3
Russia in-country closing initiatives	3.4	0.2	—	—	3.6
Other project costs	0.6	0.2	—	9.9	10.7
Unallocated shared costs	—	—	—	20.7	20.7
Non-cash purchase accounting adjustments	7.8	—	—	—	7.8
Gain from contingent consideration liability	(25.0)	—	—	—	(25.0)
Legal and environmental	—	—	(0.5)	—	(0.5)
Proforma in-country Russia operations	0.4	—	—	—	0.4
Gain on early settlement of cash flow hedges	(8.2)	—	—	—	(8.2)
Salus and other	—	—	1.3	0.4	1.7
Adjusted EBITDA	$41.6	$120.2	$73.1	$(26.5)	$208.4
Net sales	$1,025.2	$887.5	$470.3	$—	$2,383.0
Adjusted EBITDA margin	4.1%	13.5%	15.5%	—	8.7%

Page 17 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN (continued)
The following is a reconciliation of reported net income (loss) to adjusted EBITDA and adjusted EBITDA margin for the nine month period ended July 4, 2021.

(in millions, except %)	HPC	GPC	H&G	Corporate	Consolidated
Net income (loss) from continuing operations	$46.4	$99.9	$71.1	$(208.2)	$9.2
Income tax expense	—	—	—	5.3	5.3
Interest expense	—	—	—	96.4	96.4
Depreciation	10.5	11.6	6.2	10.9	39.2
Amortization	21.8	18.2	8.2	—	48.2
EBITDA	78.7	129.7	85.5	(95.6)	198.3
Share and incentive based compensation	—	—	—	21.9	21.9
Rejuvenate acquisition and integration	—	—	5.8	—	5.8
Armitage acquisition and integration	—	7.7	—	—	7.7
HPC separation initiatives	—	—	—	14.2	14.2
Coevorden operations separation	—	7.7	—	—	7.7
Global ERP transformation	—	—	—	1.6	1.6
GPC distribution center transition	—	7.7	—	—	7.7
Global productivity improvement program	5.2	1.8	—	8.7	15.7
Other project costs	4.2	0.5	—	3.4	8.1
Unallocated shared costs	—	—	—	20.2	20.2
Non-cash purchase accounting adjustments	—	3.4	1.3	—	4.7
Gain on Energizer investment	—	—	—	(6.9)	(6.9)
Legal and environmental	—	—	6.0	—	6.0
Salus and other	—	—	—	0.1	0.1
Adjusted EBITDA	$88.1	$158.5	$98.6	$(32.4)	$312.8
Net sales	$950.8	$826.3	$463.2	$—	$2,240.3
Adjusted EBITDA margin	9.3%	19.2%	21.3%	—	14.0%

Page 18 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
We define adjusted diluted earnings per share (EPS) as reported diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include the following:
•Incremental amounts attributable to strategic transactions and business development initiatives including, but not limited to, the acquisition or divestitures of a business, costs to effect and facilitate a transaction, including such cost to integrate or separate the respective business. These amounts are excluded from our performance metrics as they are reflective of incremental investment by the Company towards business development activities, incremental costs attributable to such transactions and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Incremental amounts realized towards restructuring and optimization projects including, but not limited to, costs towards the development and implementation of strategies to optimize operations and improve efficiency, reduce costs, increase revenues, increase or maintain our current profit margins, including recognition of one-time exit or disposal costs. These amounts are excluded from our ongoing performance metrics as they are reflective of incremental investment by the Company towards significant initiatives controlled by management, incremental costs directly attributable to such initiatives, indirect impact or disruption to operating performance during implementation, and are not considered recurring or reflective of the continuing ongoing operations of the consolidated group or segments;
•Unallocated shared costs associated with discontinued operations from certain shared and center-led administrative functions the Company's business units excluded from income from discontinued operations as they are not a direct cost of the discontinued business but a result of indirect allocations, including but not limited to, information technology, human resources, finance and accounting, supply chain, and commercial operations. Amounts attributable to unallocated shared costs would be mitigated through subsequent strategic or restructuring initiatives, transition services agreements, elimination of extraneous costs, or re-allocations or absorption of existing continuing operations following the completed sale of the discontinued operations;
•Non-cash purchase accounting adjustments recognized in earnings from continuing operations subsequent to an acquisition, including, but not limited to, the costs attributable to the step-up in inventory value and the incremental value in operating lease assets with below market rent, among others;
•Non-cash gain from the reduction in the contingent consideration liability recognized during the three and nine month periods ended July 3, 2022 associated with the Tristar Business acquisition;
•Non-cash asset impairments or write-offs realized and recognized in earnings from continuing operations;
•Gains attributable to the Company's investment in Energizer common stock during the nine month period ended July 4, 2021 with such remaining shares sold in January 2021;
•Incremental reserves for non-recurring litigation or environmental remediation activity including the proposed settlement on outstanding litigation matters at our H&G division attributable to significant and unusual nonrecurring claims with no previous history or precedent recognized during the nine month period ended July 4, 2021 and the subsequent remeasurement during the nine month period ended July 3, 2022;
•Proforma adjustment for operating losses of the Company's in-country Russia operations that were directly attributable to the Company's closing initiatives in Russia and constraints applied to the in-country commercial operations resulting in a substantial decrease to in-country sales and incremental operating losses being realized;
•Realized gain from early settlement on certain cash flow hedges in our EMEA region prior to their stated maturity during the three and nine month periods ended July 3, 2022 due to change in the Company's legal entity organizational structure and forecasted purchasing strategy of HPC finished goods inventory within the region;
•Incremental interest costs recognized for the extinguishment of the 6.625% Notes, including the cash payment for premium from early extinguishment and non-cash write-off of debt issuance costs during the nine month period ended July 4, 2021;
•Other adjustments are primarily attributable to (1) costs associated with Salus as they are not considered a component of the continuing commercial products company and (2) other key executive severance related costs; and
•Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 25.0% for the three and nine month periods ended July 3, 2022 and July 4, 2021 based upon enacted corporate tax rate in the United States.

Page 19 / 20

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS (continued)
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three and nine month periods ended July 3, 2022 and July 4, 2021.

	Three Month Periods Ended		Nine Month Periods Ended
	July 3, 2022	July 4, 2021	July 3, 2022	July 4, 2021
Diluted EPS from continuing operations, as reported	$0.07	$(0.04)	$(1.28)	$0.21
Adjustments:
Tristar acquisition and integration	0.14	—	0.49	—
Rejuvenate acquisition and integration	—	0.14	0.17	0.14
Armitage acquisition and integration	—	0.02	0.03	0.18
Omega integration	—	—	0.04	—
HHI divestiture	0.01	—	0.15	—
HPC separation initiatives	0.26	(0.01)	0.38	0.33
Coevorden operations separation	0.05	0.07	0.18	0.18
Fiscal 2022 restructuring	0.20	—	0.20	—
Global ERP transformation	0.08	0.02	0.23	0.04
GPC distribution center transition	0.21	0.18	0.69	0.18
Global productivity improvement program	0.03	0.11	0.13	0.37
HPC brand portfolio transitions	0.01	—	0.01	—
Russia closing initiatives	—	—	0.09	—
Other project costs	0.10	0.06	0.26	0.19
Unallocated shared costs	0.17	0.16	0.51	0.47
Non-cash purchase accounting adjustments	0.11	0.03	0.19	0.11
Gain from contingent consideration liability	(0.61)	—	(0.61)	—
Gain on Energizer investment	—	—	—	(0.16)
Legal and environmental	—	—	(0.01)	0.14
Proforma in-country Russia operations	0.01	—	0.01	—
Gain on early settlement of cash flow hedges	(0.20)	—	(0.20)	—
Debt refinancing costs	—	—	—	0.73
Salus and other	0.03	—	0.04	—
Pre-tax adjustments	$0.60	$0.78	$2.98	$2.90
Income tax adjustment	(0.13)	(0.02)	(0.82)	(0.69)
Total adjustments	$0.47	$0.76	$2.16	$2.21
Diluted EPS from continuing operations, as adjusted	$0.54	$0.72	$0.88	$2.42

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